Item 14(c) Exhibit #3(i)







                      CORNING INCORPORATED




                             ______




                    CERTIFICATE OF AMENDMENT

                               OF

                THE CERTIFICATE OF INCORPORATION


       Under Section 805 of the Business Corporation Law



                             ______



                        October 5, 1994






                   CERTIFICATE OF AMENDMENT OF

                 THE CERTIFICATE OF INCORPORATION

                                OF

                       CORNING INCORPORATED


        Under Section 805 of the Business Corporation Law

                       ____________________


     We, JAMES R. HOUGHTON and A. JOHN PECK, JR., being, respectively, the Chairman and the Secretary of Corning
Incorporated, a corporation organized under the laws of the State of New York, DO HEREBY CERTIFY as follows:

     FIRST:  The name of the Corporation is Corning Incorporated.
The Corporation was formed under the name Corning Glass Works.

     SECOND:  The Certificate of Incorporation of the Corporation
(being the Preliminary Certificate of Consolidation Forming the
Corporation) was filed in the office of the Secretary of State of New York on December 24, 1936.

     THIRD: The said Certificate of Incorporation, as heretofore amended and restated, is hereby amended pursuant to Section 801(b) of the Business Corporation Law to increase by 946,210 the number of shares designated as the Series C 6% Cumulative Convertible Preferred Stock of the Corporation. This Amendment does not change the number of authorized shares of the Corporation but only increases the number of shares of Series C 6% Cumulative Convertible Preferred Stock by designating additional shares of such from the Preferred Shares which the Corporation is already authorized to issue.

     FOURTH:  The text of the first sentence of Subparagraph (A) of
Section 1 of Paragraph 4C of the Certificate of Incorporation of the Corporation, as heretofore amended and restated, which sets forth the number of shares of Series C 6% Cumulative Convertible Preferred Stock, is hereby amended to read as follows:

     "(A) The shares of this series of Preferred Stock shall be designated as "Series C 6% Cumulative Convertible Preferred Stock" (the "Series C Preferred Stock") and the number of shares constituting such series shall be 4,683,710 with a par value of $100 per share."

     FIFTH: This Amendment of the Certificate of Incorporation of the Corporation was authorized by resolutions duly adopted by the Board of Directors of the Corporation at a meeting duly called and held on October 5, 1994, at which a quorum was present and acting throughout.

     IN WITNESS WHEREOF, we have signed this certificate this 24th day of October, 1994.




                                        JAMES R. HOUGHTON
                                            Chairman



                                        A. JOHN PECK, JR.
                                            Secretary

STATE OF NEW YORK)
COUNTY OF STEUBEN)  ss.:



     JAMES R. HOUGHTON and A. JOHN PECK, JR., being severally duly sworn, say, and each for himself says, that the said James R. Houghton is the Chairman and the said A. John Peck, Jr. is the Secretary of Corning Incorporated, which is a corporation organized under the laws of the State of New York and is the corporation described in the foregoing Certificate; that they have read the said Certificate and know the contents thereof and that the same is true to their own knowledge.







                                        JAMES R. HOUGHTON
                                            Chairman





                                        A. JOHN PECK, JR.
                                            Secretary




Subscribed and sworn to before
me this 24th day of October, 1994.








         SHERRY L. SMITH
         Sherry L. Smith
Notary Public, State of New York
   Steuben County, No. 5009667
Commission Expires March 15, 1995            [NOTARIAL SEAL]